Exhibit 10.1

Confidential

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED AS [***] BELOW.

LOCK-UP AND SUPPORT AGREEMENT

LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and Cartica Acquisition Partners, LLC, Delaware limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, (a) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a direct, wholly owned subsidiary of the Company, and (b) immediately following the consummation of the First Merger and as part of the same overall transaction, SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of (a) 4,750,000 SPAC Class A Shares and (b) 700,000 SPAC Class B Shares (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares”; and the Owned Shares, SPAC Private Placement Warrants and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by Sponsor after the date of this Agreement and prior to the Closing, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and SPAC as follows:

1.1            Corporate Organization. Sponsor has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

1.2            Due Authorization. Sponsor has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and no other corporate proceeding on the part of Sponsor is necessary to authorize this Agreement or any other Transaction Agreements or Sponsor’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by Sponsor), duly and validly executed and delivered by Sponsor and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

1.3            Governmental Approvals. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Sponsor with respect to Sponsor’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.4            No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which Sponsor is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of Sponsor’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to Sponsor, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (d) result in the creation of any Lien upon any of the properties or assets of Sponsor, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which Sponsor is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which Sponsor is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.5            Subject Shares. Sponsor is the sole legal owner of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC, the Letter Agreement (as defined below), the Merger Agreement or applicable federal or state securities laws. Sponsor does not legally own any shares of SPAC other than the Subject Shares. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Letter Agreement, dated as of January 4, 2022, among SPAC, Sponsor and SPAC’s officers and directors (the “Letter Agreement”), the Merger Agreement or the Organizational Documents of SPAC.

1.6            Merger Agreement. Sponsor understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

Article II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor and the Company as follows:

2.1            Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

2.2            Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

Article III
Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1            Corporate Organization. The Company is an exempted company duly registered by way of continuation, is validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

3.2            Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Enforceability Exceptions.

3.3            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any Equity Security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

Article IV
Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

4.1            Agreement to Vote.

(a)            In Favor of the Mergers. At any meeting of the shareholders of SPAC called to seek the SPAC Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements is sought, Sponsor shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by granting its class consent and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.

(b)            Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares against (including by withholding its class consent and/or written consent, if applicable) (i) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC, (ii) any offer or proposal relating to a SPAC Alternative Transaction Proposal, and (iii) any amendment of the Organizational Documents of SPAC or other proposal or transaction involving SPAC, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, or prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c)            Revoke Other Proxies. Sponsor represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC and the Letter Agreement.

(d)            Irrevocable Proxy and Power of Attorney. Sponsor hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written resolution or consent in respect of the Subject Shares, in a manner consistent with Section 4.1(a). Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.2            No Transfer. During the Exclusivity Period, other than (x) pursuant to this Agreement (including in connection with Sections 5.1(a) and 5.2), (y) upon the consent of the Company and SPAC or (z) to an Affiliate of Sponsor (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), Sponsor shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the First Merger, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement or any other Transaction Agreements, any proxy granted in favor of the person(s) designated by SPAC included in the extension Proxy Statement or Proxy Statement/Prospectus, or the voting and other arrangements under the Organizational Documents of SPAC, (c) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, the Company and SPAC that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3            Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4            No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

4.5            New Shares. In the event that prior to the Closing (a) any SPAC Shares or other shares of SPAC are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (b) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (c) Sponsor acquires the right to vote or share in the voting of any SPAC Shares or other shares of SPAC after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.6            Sponsor Letter Agreement. Each of Sponsor and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the Transactions and with the written consent of the other parties to the Letter Agreement.

4.7            Additional Matters. Sponsor shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (b) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC, Delaware General Corporation Law or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

4.8            Waiver of Anti-Dilution Protection. Sponsor hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any adjustment of the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to Article 15 of the SPAC Memorandum and Articles of Association in connection with the Transactions.

4.9            Confidentiality. Sponsor shall be bound by and comply with Sections 8.03(b) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to “SPAC” contained in Section 8.03(b) of the Merger Agreement (other than Section 8.03(b)(i) or for purposes of the definition of SPAC Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to Sponsor.

4.10          Consent to Disclosure. Sponsor consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Sponsor agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

Article V

Other Agreements

5.1            Initial Vesting, Financing & Lock-Up Provisions.

(a)            Immediately prior to the First Effective Time, Sponsor shall (i) surrender and forfeit to SPAC for no consideration the aggregate number of SPAC Class A Shares set forth on Exhibit A (the “Forfeit Shares”), whereupon such surrendered and forfeited Forfeit Shares shall be cancelled and (ii) transfer to the SPAC’s directors an aggregate of 60,000 SPAC Class A Shares.

(b)            Subject to the exceptions set forth herein, from the First Effective Time until one (1) year after the Closing Date (the “Lock-Up Period”), Sponsor agrees not to, without the prior written consent of the Company Board, Transfer any Company Ordinary Shares issued to Sponsor as Merger Consideration (the “Locked-Up Shares”); provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor or any permitted transferee (or any subsequent permitted transferee). Subject to the exceptions set forth herein, from the end of the Lock-Up Period until one (1) year thereafter, Sponsor and the persons set forth on Exhibit B (to the extent that they hold Vested Shares) shall not, without the prior written consent of the Company Board, Transfer any Vested Shares (as defined below); provided, however, that such transfer restrictions shall not apply to:

(i)            Transfers made pursuant to and in connection with a Block Trade (as defined in the Registration Rights Agreement);

(ii)           Transfers made pursuant to and in connection with an Underwritten Offering (as defined in the Registration Rights Agreement); and

(iii)          Transfers in the public market; provided that the number of Vested Shares Transferred pursuant to this clause (iii) during any ninety (90)-day period does not exceed the average weekly trading volume of the Company Ordinary Shares for the preceding four (4) weeks.

(c)            Notwithstanding anything set forth in Section 5.1(b), Sponsor agrees that, from and after the First Effective Time, 4,087,500 Locked-Up Shares (such shares, the “Section 5.1(c) Shares”) shall be unvested and shall not vest and Sponsor shall not Transfer any such Section 5.1(c) Shares unless, until and to the extent the Company has consummated one or more Company Financing Events as a result of which the aggregate amount (on a cumulative basis with all other Company Financing Events) received by (or entitled to be received by) the Company or its Subsidiaries is as set forth below, with the corresponding aggregate Section 5.1(c) Shares vesting set forth opposite such aggregate amount (the “Initial Vesting”), and upon vesting the corresponding Section 5.1(c) Shares shall no longer be subject to the restrictions on Transfer described in this Section 5.1(c) or to surrender and forfeiture pursuant to this Section 5.1(c). Any Section 5.1(c) Shares that remain subject to an Initial Vesting by the later of (x) 15 months following the First Effective Time and (y) March 31, 2026 shall be immediately surrendered and forfeited by Sponsor to the Company for no consideration, whereupon such surrendered and forfeited Section 5.1(c) Shares shall be cancelled. The remaining 340,000 Locked-Up Shares held by Sponsor immediately after the First Effective Time (such shares, the “Vested Shares”) shall not be subject to this Section 5.1(c).

Total Locked-Up Shares	4,427,500
Vesting:
- Upfront at First Effective Time:	340,000
- Upon consummation of one or more Company Financing Events of:
US$100mn and above (on a cumulative basis with all other Company Financing Events)	1,702,500
US$250mn and above (on a cumulative basis with all other Company Financing Events)	2,792,500
US$300mn and above (on a cumulative basis with all other Company Financing Events)	3,065,000
US$350mn and above (on a cumulative basis with all other Company Financing Events)	3,337,500
US$400mn and above (on a cumulative basis with all other Company Financing Events)	3,610,000
US$450mn and above (on a cumulative basis with all other Company Financing Events)	3,882,500
US$500mn and above (on a cumulative basis with all other Company Financing Events)	4,427,500

For purposes of this Agreement, a “Company Financing Event” means the consummation of, or execution of one or more definitive agreements for, one or more transactions involving the sale or issuance of equity or equity-linked securities of the Company (it being understood that the foregoing shall include any convertible debt securities and exclude any non-convertible debt instruments). Notwithstanding the foregoing, the Parties agree that any transaction consummated by the Company prior to Closing to satisfy up to $280,000,000 of unsecured perpetual debt (the “Perpetual Debt Transaction”) shall not be deemed a “Company Financing Event”. From the date hereof until the later of (i) 15 months following the First Effective Time and (y) March 31, 2026, the Company will not issue to any third party any equity or equity-linked securities (including any securities convertible into equity securities) of any direct or indirect Subsidiaries of the Company; provided that the foregoing shall not prohibit the Company or its Subsidiaries from consummating the Perpetual Debt Transaction. For the avoidance of doubt, “Company Financing Event” shall include any PIPE Financing. All Section 5.1(c) Shares shall vest and as a consequence shall no longer be subject to the restrictions on Transfer described in this Section 5.1(c) or to surrender and forfeiture if, by the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, the Company receives (or is entitled to receive) at least $500,000,000 from all Company Financing Events (the “Full Financing Event”).

(d)            Notwithstanding anything set forth in Section 5.1(c), if more than fifty percent (50%) of the Locked-Up Shares vest, then any Locked-Up Shares vesting pursuant to Section 5.1(c) in excess of such fifty percent (50%) shall still remain unvested (such shares, the “Unvested Shares”) (and, for the avoidance of doubt, the other Section 5.1(c) Shares and the Vested Shares shall not be subject to this Section 5.1(d)) and shall not vest, and Sponsor shall not Transfer any Unvested Shares unless, until and to the extent that such Unvested Shares vest in accordance with this Section 5.1(d). Upon the fifth (5th) anniversary of the Closing, if any of the Unvested Shares have not vested in accordance with this Section 5.1(d), such Unvested Shares shall be immediately cancelled and forfeited by Sponsor (or holder thereof). The Unvested Shares shall vest, and as a consequence shall no longer be subject to the restrictions on Transfer described in this Section 5.1(d) or to surrender and forfeiture, upon the Company VWAP equaling or exceeding $12.50 (the “VWAP Target”).

For purposes of this Agreement, (x) “Company VWAP” means the volume weighted average Company Per Share Trading Price for any twenty (20) Trading Days within a thirty (30) Trading Day period, (y) “Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded, and (z) “Company Per Share Trading Price” means, at any given time, the trading price per Company Ordinary Share as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(e)            In the event that after the Closing and prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, there is a Company Sale (as defined below) (or a definitive agreement providing for a Company Sale has been entered into prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026 and such Company Sale is ultimately consummated, even if such consummation occurs after the later of (x) 15 months following the First Effective Time and (y) March 31, 2026), and if the Full Financing Event has not occurred, then the Full Financing Event shall be deemed to have occurred; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board. In the event the Full Financing Event would be deemed to have occurred or to be achieved (as applicable) pursuant to this Section 5.1(e), the Full Financing Event shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Unvested Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale. In addition, if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the VWAP Target has not been previously achieved, then the VWAP Target shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board. In the event the VWAP Target would be deemed to be achieved pursuant to this Section 5.1(e), the VWAP Target shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Unvested Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale. For purposes of this Agreement, “Company Sale” shall mean the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving the Company, and, immediately after the consummation of such transaction or series of transactions, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of the Company.

(f)             The restrictions set forth in Section 5.1(b) (the “Lock-Up Restrictions”) shall not apply to:

(i)            Transfers to SPAC’s officers, directors, any affiliates or family members of any of SPAC’s officers or directors, any direct or indirect members of Sponsor or their affiliates, any affiliates of Sponsor, including to funds affiliated with Cartica Management, LLC and to limited partners of funds affiliated with Cartica Management, LLC or any affiliates thereof, or any employees of such affiliates;

(ii)           in the case of an individual, Transfers by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)          in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)          in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)           Transfers by private sales or Transfers made in connection with the Closing at prices no greater than the price at which the Locked-Up Shares were originally purchased;

(vi)          Transfers by virtue of Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor;

(vii)         Transfers to SPAC for no value for cancellation in connection with the Closing;

(viii)        Transfers of any Company Ordinary Shares acquired as part of any PIPE Financing;

(ix)           pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(x)            Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;

(xi)           the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Sponsor pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period;

(xii)          Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

(xiii)         transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and

(xiv)        in the case of an individual who is a director or officer of Sponsor who is a tax resident of India, any Transfer in light of Indian tax exposure they are expected to experience upon the Closing;

provided, however, that in the case of clauses (i) through (iv), (vi) and (xi) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement; provided, further, that any permitted transferee not set forth on Exhibit B shall not be subject to the restrictions set forth in the last sentence of Section 5.1(b). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(g)            For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to Company Ordinary Shares it owns, including the right to receive dividends with respect thereto and to vote any Locked-Up Shares.

(h)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

5.2            Sponsor Promote Adjustment. In connection with the consummation of the Transactions, Sponsor agrees that it shall use commercially reasonable efforts to utilize up to an aggregate of 10% of the Subject Shares to (a) if the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.02(b)(i) of the Merger Agreement) exceed the Expense Cap, then transfer, on behalf of the Company, such Subject Shares to the payee of the applicable SPAC Transaction Expense in satisfaction of some or all of such applicable SPAC Transaction Expense (the “SPAC Equity Payment”), and (b) secure waivers of SPAC Shareholder Redemption Rights in connection with the SPAC Transaction Proposals. For purposes of this Section 5.2, “Expense Cap” means $11,000,000; provided, however, that if the Closing has not occurred prior to September 30, 2024, such Expense Cap may be increased subject to consent from the Company (which shall not be unreasonably withheld, conditioned or delayed). For U.S. federal and applicable state and local income tax purposes, Sponsor and SPAC intend that any SPAC Equity Payment be treated as (i) a contribution of the applicable SPAC Class A Shares and/or SPAC Class B Shares to the capital of SPAC within the meaning of Section 118 of the Code and (ii) a payment by SPAC of SPAC Transaction Expenses with such contributed SPAC Class A Shares and/or SPAC Class B Shares, as the case may be, which transaction shall be governed by Section 1032 of the Code.

Article VI
General Provisions.

6.1            Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):

Cartica Acquisition Partners, LLC

1345 Avenue of the Americas

11th Floor

New York, NY 10105

Attn: Brian Coad

E-mail: [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

2100 L St. NW, Suite 900

Washington, DC 20037

Attn: David Slotkin; Joseph Sulzbach

E-mail: dslotkin@mofo.com; jsulzbach@mofo.com

6.2            Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

6.3            Miscellaneous. The provisions of Article XI (other than Section 11.06) of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

6.4            Legends. The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (a) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, (b) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any Section 5.1(c) Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(c) and (c) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any Unvested Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(d) (any such Locked-Up Share, Section 5.1(c) Share and/or Unvested Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share, Section 5.1(c) Share and/or Unvested Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company.

6.5            Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share, Section 5.1(c) Share and/or Unvested Share has any rights or obligations hereunder; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV (other than Section 4.3, Section 4.9 (solely with respect to Section 8.05(b) of the Merger Agreement) and Section 4.10 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

NIdar infrastructure limited

Signature:	/s/ Santosh Rao Ukhalker

Name:	Santosh Rao Ukhalker

Title:	Authorized Signatory

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

CARTICA ACQUISITION CORP

Signature:	/s/ Brian Coad

Name:	Brian Coad

Title:	Chief Operating Officer and Chief Financial Officer

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

CARTICA ACQUISITION PARTNERS, LLC

Signature:	/s/ Brian Coad

Name:	Brian Coad

Title:	Chief Operating Officer and Chief Financial Officer

Exhibit A

Forfeit Shares

Sponsor shall surrender and forfeit a number of SPAC Class A Shares equal to the aggregate number of SPAC Class A Shares to be issued by SPAC pursuant to non-redemption agreements entered into by and between SPAC and certain unaffiliated institutional investors between June 16, 2023 and June 26, 2023 as set forth below:

Holder	SPAC Class A Shares to be Issued
AQR Corporate Arbitrage Master Account, L.P.	43,750
AQR Global Alternative Investment Offshore Fund, L.P. – SPACs Sleeve	43,750
Boston Patriot Merrimack St. LLC	78,691
CC ARB West, LLC	64,969
CC Arbitrage, Ltd	22,531
Centiva Master Fund, LP	87,500
DS Liquid DIV RVA SCM, LLC	20,212
Fifth Lane Partners Fund, LP	87,500
Fir Tree Capital Opportunity Master Fund III, LP	3,150
Frederick Fortmiller, Jr.	4,000
FT SOF XIII (SPAC) Holdings, LLC	5,659
Gantcher Family Limited Partnership	4,250
Harraden Circle Investors, LP	72,500
Highbridge Tactical Credit Master Fund, L.P.	87,500
Kepos Special Opportunities Master Fund L.P.	87,500
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC	15,575
Nautilus Master Fund, L.P.	87,500
Radcliffe SPAC Master Fund, L.P.	87,500
Shaolin Capital Partners Master Fund, Ltd.	36,313
Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC	15,400
Warbasse67 Fund LLC	6,750
TOTAL	962,500

Exhibit B

Transfer Restriction Parties

1.	Namaste Universe Sponsor LLC

2.	C. Brian Coad

3.	Suresh Guduru